EXHIBIT D2.1
                              THE MILLS CORPORATION
                        RESTRICTED STOCK AWARD AGREEMENT


This RESTRICTED STOCK AWARD AGREEMENT (the "Agreement") is entered into as of _________, (the "Date of Grant") by and between THE MILLS CORPORATION, a Delaware corporation (the "Company") and _________ (the "Grantee").

                                    RECITALS


       The Company has adopted the Amended and Restated 1994 Executive Equity Incentive Plan (which plan, as amended from time to time, is referred to as the "1994 Plan") which provides for the grant under certain circumstances of shares of common stock of the Company (the "Shares"), which Shares have a par value of $0.01 per share. Capitalized terms used but not defined herein shall have the meanings assigned to them in the 1994 Plan.

       Grantee is a key employee of the Company. The Company has granted to Grantee Shares under the Plan (the "Restricted Stock Award"), subject to the terms and conditions set forth below, in connection with the Company's employment of the Grantee.

       In consideration of the grant of the Restricted Stock Award and other benefits, the Grantee is willing to accept the Restricted Stock Award provided for in this Agreement and is willing to abide by the obligations imposed on Grantee under this Agreement.

       NOW THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and the Grantee hereby agree as follows:

       SECTION 1. EFFECT OF THE PLAN. The Grantee will abide by, and the Restricted Stock Award granted to the Grantee will be subject to, all of the provisions of the 1994 Plan and of this Agreement, together with all rules and determinations from time to time issued by the Company's Executive Compensation Committee (the "Committee") and by the Board of Directors of the Company (the "Board") pursuant to the 1994 Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the 1994 Plan without the consent of Grantee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Grantee hereunder, and this Agreement shall be subject, without further action by the Company or the Grantee, to such amendment, modification, restatement or supplement.

       SECTION 2. GRANT. Subject to the terms and conditions of this Agreement, the Company hereby grants and issues to Grantee _______ Shares ("Awarded Shares").

       SECTION 3. AWARDED SHARES.

       SECTION 3.1 VESTING SCHEDULE; SERVICE REQUIREMENT. Grantee's ownership of Awarded Shares shall become vested (i.e. nonforfeitable) if the Grantee has been employed as an Employee continuously from the Date of Grant to the applicable Vesting Date set forth in the following vesting schedule:

                                    PERCENTAGE OF             VESTING DATE
                                    SHARES VESTED

                                            33 1/3       First Anniversary of
                                                                  April 1, 2000

                                            66 2/3       Second Anniversary of
                                                                  April 1, 2000

                                            100          Third Anniversary of
                                                                  April 1, 2000

If (a) the Company terminates Grantee's employment, and (b) such termination does not constitute a Termination for Cause (as hereinafter defined), then the Awarded Shares shall become fully vested as of the date of such termination. Upon a Change of Control (as defined in the 1994 Plan), all Restricted Stock shall become fully vested, subject to Section 10 of the 1994 Plan. "Termination for Cause" shall mean termination of employment by the Company following the occurrence of any one of the following events: (i) the Grantee commits an act of fraud with respect to the Company or any one of its affiliates, (ii) the Grantee is convicted of any felony (iii) the Grantee continually fails to substantially perform Grantee's duties in the course of Grantee's employment (other than any such failure resulting from the Company's act or failure to act of the Permanent Disability of Grantee) for a period of thirty days after receipt by Grantee of written notice from the Company of such failure, which notice shall identify in reasonable detail in the nature of Grantee's failure to perform.

       Except as otherwise provided in the preceding paragraph, no additional vesting shall occur after Grantee incurs a termination from employment with the Company for any reason. For purposes of this Agreement, termination from employment shall be deemed to occur on the last day actually worked by Grantee, rather than the last day Grantee is on the payroll of the Company. The Committee shall determine whether a leave of absence shall constitute a termination of employment.

       SECTION 3.2 LIMITATION PERIOD. The period commencing on the Date of Grant during which the Awarded Shares are subject to forfeiture is referred to herein as the "Limitation Period". Awarded Shares that have not vested or become nonforfeitable during the Limitation Period are referred to herein as "Restricted Stock." Except as otherwise determined by the Committee, during the Limitation Period the Grantee may not sell, transfer, assign, pledge or otherwise encumber or dispose of Restricted Stock. Any such action by Grantee in violation of this Section 3.2 shall be void and no force or effect, and shall result in the immediate forfeiture of all Restricted Stock. If a certificate representing Restricted Stock has been issued, the certificate shall be affixed with a legend setting forth the restrictions applicable to the transfer of such Shares and otherwise conforming to the requirements of Section 7.6(b)(iv) of the Plan. When the restrictions applicable to Restricted Stock shall lapse, a new certificate for such Shares shall be delivered to the Grantee free of such restrictions. Restricted Stock that is forfeited shall be immediately transferred to the Company without any payment by the Company; the Company shall have the full right to cancel certificates evidencing such forfeited shares automatically upon such forfeiture, whether or not such certificates shall have been surrendered to the Company. Following such forfeiture, the Grantee shall have no further rights with respect to such forfeited Shares.

       SECTION 3.3 DEATH OR DISABILITY. If before the end of the Limitation Period, the Grantee sustains a Permanent Disability or dies, all Restricted Stock shall become vested Awarded Shares, and the Company shall grant and issue to the Grantee, the Grantee's legal guardian, or the executor or administrator of the estate of the Grantee or the person or persons to whom rights under this Agreement shall have passed by bequest or inheritance, as the case may be, a stock certificate for such Awarded Shares free of the restrictions set forth in
Section 7.6(b)(iv) of the 1994 Plan.

       SECTION 3.4 NON-TRANSFERABILITY. This Restricted Stock Award may not be transferred, assigned, pledged or disposed of in any manner whatsoever, except that it may be transferred by will or the laws of descent and distribution. Any attempt at any transfer, assignment, pledge, or other disposition shall be null and void and without effect and shall cause the immediate termination of the entire Restricted Stock Award.

       SECTION 4. DIVIDEND AND VOTING RIGHTS. Subject to the restrictions contained in this Agreement, Grantee shall have the rights of a shareholder with respect to the Awarded Shares, including the right to vote all such Shares, including Restricted Stock, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the earlier of the date hereof. The forfeiture of

Restricted Stock pursuant to Section 3.2 hereof shall not create any obligation to repay dividends received as to such Restricted Stock during the Limitation Period, nor shall such forfeiture invalidate any votes given by Grantee with respect to such Shares prior to forfeiture.

       SECTION 5. WITHHOLDING OF TAXES. The parties hereto recognize that the Company, a subsidiary or an affiliate may be obligated to withhold federal, state and local income taxes and social security taxes to the extent that the Grantee realizes ordinary income in connection with the vesting of the Restricted Stock or the payment of dividends on the Restricted Stock. The Grantee agrees that the company, a subsidiary or an affiliate may withhold amounts needed to cover such taxes from payments otherwise due and owing to the Grantee, and also agrees that upon demand the Grantee will promptly pay to the Company, a subsidiary or an affiliate having such obligation any additional amounts as may be necessary to satisfy such withholding tax obligation. Such payment shall be made in cash or cash equivalent.

       SECTION 6. NOTICES. Any notice to be given to the Company shall be addressed to the Treasurer of the Company at the Company's principal executive office, and any notice to be given to Grantee shall be addressed to Grantee at the address then appearing on the personnel records of the Company or the subsidiary of the Company by which he or she is employed, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

       SECTION 7. GOVERNING LAW. The law of the State of Delaware, except its law with respect to choice of law, shall be controlling in all matters relating to this Agreement.

       SECTION 8. NO EMPLOYMENT RIGHTS. Grantee acknowledges and agrees that nothing herein or in the 1994 Plan, nor any of the rights granted hereunder or thereunder to Grantee, shall be construed to (a) give Grantee the right to remain employed by the Company, the Limited Partnership or to any of their affiliates or to any benefits specifically provided hereunder or under the 1994 Plan, or (b) in any manner modify the right of the Company, the Limited Partnership or any of their affiliates to modify, amend or terminate any of its employee benefit plans.

       SECTION 9. NATURE OF PAYMENTS. Any and all grants or deliveries of Shares hereunder shall constitute special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company, the Limited Partnership or any of their affiliates, or (b) any agreement between the Company, the Limited Partnership or any of their affiliates on the one hand, and the Grantee on the other hand, except as such plan or agreement shall otherwise expressly provide.

       SECTION 10. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement embodies the entire agreement of the parties hereto with respect to the Restricted Stock Award, the Awarded Shares, and all other matters contained herein. This Agreement supersedes and replaces any and all prior oral or written agreements with respect to the subject matter hereof. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. If there is any inconsistency between the provisions of this Agreement and of the 1994 Plan, the provisions of the 1994 Plan shall govern.

       IN WITNESS WHEREOF, the Company and the Grantee have caused this Agreement to be duly executed as of the date first above written.

                                    Company: THE MILLS CORPORATION,
                                             a Delaware corporation

                                             By:
                                                  -----------------------
                                                  Thomas E. Frost
                                                  Executive Vice President


                                    Grantee:
                                             ------------------------------
                                             [NAME]